Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Vivid Seats Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)

Fees to Be Paid	$26,383,174.53	$92.70 per $1,000,000	$2,445.72

Fees Previously Paid

Total Transaction Valuation			$26,383,174.53

Total Fees Due for Filing			$2,445.72

Total Fee Offsets			–

Net Fee Due			$2,445.72

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Vivid Seats Inc. (the “Company”) is offering holders of a total of 18,132,766 public warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), outstanding as of May 23, 2022 the opportunity to exchange such warrants and receive 0.240 shares of Class A Common Stock in exchange for each public warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on The Nasdaq Capital Market on May 24, 2022, which was $1.455 per warrant.

(2)	The amount of the filing fee assumes that all outstanding public warrants of the Company will be exchanged.